Exhibit 3.1
ARTICLES OF RESTATEMENT
OF
ENPRO INDUSTRIES, INC.
     The undersigned corporation hereby submits these Articles of Restatement for the purpose of integrating into one document its original articles of incorporation and all amendments thereto and also for the purpose of amending its articles of incorporation:
1.	The name of the corporation is EnPro Industries, Inc.

2.	Attached hereto as an exhibit are the restated articles of incorporation, which contain amendments to the articles of incorporation requiring shareholder approval.

3.	The restated articles of incorporation of the corporation were adopted by the sole shareholder of the corporation on the 21st day of May, 2002, in the manner prescribed by law.

4.	The restated articles of incorporation shall be effective at 12:00 p.m. (Charlotte, North Carolina time) on May 31, 2002.
     This the 22nd day of May, 2002.

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
Richard L. Magee, Secretary

RESTATED ARTICLES OF INCORPORATION
OF
ENPRO INDUSTRIES, INC.
     1. The name of the corporation is EnPro Industries, Inc. (hereinafter the “Corporation”).
     2. The number of shares the Corporation is authorized to issue is One Hundred Fifty Million (150,000,000), divided into One Hundred Million (100,000,000) shares of common stock, par value of one cent ($.01) per share, and Fifty Million (50,000,000) shares of preferred stock, par value of one cent ($.01) per share.
     The preferences, limitations and relative rights of each class and series of shares are as follows:
     (a) Common Stock
     Shares of common stock shall be entitled to one vote per share and to all other rights of shareholders subject only to any rights granted to preferred stock under subparagraph (b) of this Article 2.
     (b) Preferred Stock
     The preferred stock may be issued in one or more series with such designations, preferences, limitations, and relative rights as the Board of Directors may determine from time to time in accordance with applicable law.
     3. The address of the registered office of the Corporation in the State of North Carolina is 225 Hillsborough Street, Raleigh, Wake County, North Carolina 27603; and the name of its registered agent at such address is CT Corporation System.
     4. The name and address of the incorporator are Richard L. Magee, Four Coliseum Centre, 2730 Tyvola Road, Charlotte, Mecklenburg County, North Carolina 28217.
     5. (a) The number of directors of the Corporation shall be not less than five (5) nor more than eleven (11); provided that, in the event that the number of directors is set at nine (9) or more, the number of directors of the Corporation thereafter shall be not less than nine (9) nor more than eleven (11). The number of directors of the Corporation may be increased or decreased, from time to time, within the range above specified, by the Board of Directors and by the shareholders by a majority of the votes then entitled to be cast for the election of directors; provided, however, that the tenure of office of a director shall not be affected by any decrease in the number of directors so made by the Board of Directors or the shareholders.
     (b) (i) In the event that the number of directors is set at nine (9) or more, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the Board of Directors. Prior to the annual meeting of shareholders next following the initial setting of the number of directors at nine (9) or more, the Board of Directors shall determine which directors shall be designated as Class I, Class II and Class III directors. The term of the initial Class I directors shall terminate such next following annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the second following annual meeting of shareholders; and the term of the initial Class III directors shall terminate on the date of the third following annual meeting of shareholders. At each such annual meeting of shareholders and at subsequent annual meetings, successors to the class of directors whose term expires at that annual meeting shall be elected for three-year terms. Those persons who receive the highest number of votes at a shareholders meeting at which a quorum is present shall be deemed to have been elected.
          (ii) If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board of Directors shorten or otherwise affect the tenure of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
          (iii) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred shares issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article 2(b) of these Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article 5(b) unless expressly provided by the terms of such preferred stock.
     (c) Vacancies in the Board of Directors, except for vacancies resulting from an increase in the number of directors, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs. Vacancies resulting from an increase in the number of directors shall be filled only by a majority vote of the Board of Directors. Any director elected to fill a vacancy shall hold office until the next shareholders meeting at which directors are elected.
     (d) Except as otherwise provided herein, any of the directors or the entire Board of Directors, as the case may be, may be removed at any time, but only for cause, by a vote of the shareholders in which the votes cast to remove such director(s) or the entire Board of Directors, as the case may be, is at least a majority of the votes entitled to be cast for the election of such director(s). Cause for removal shall be deemed to exist only if the director(s) whose removal is proposed has been convicted in a court of competent jurisdiction of a felony or has been adjudged by a court of competent jurisdiction to be liable for fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Corporation, and such conviction or adjudication has become final and non-appealable. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states the purpose, or one of the purposes, of the meeting is removal of the director. If any directors are so removed, new directors may be elected to fill the resulting vacancies at the same meeting.
     6. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

     7. Any person (1) who at any time serves or has served as a director of the Corporation, or (2) who, while serving as a director of the Corporation, serves or has served at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee, other fiduciary or administrator under an employee benefit plan, shall have a right to be indemnified by the Corporation to the fullest extent permitted by law against (i) expenses, including attorneys’ fees, incurred by him or her in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of the Corporation, seeking to hold him or her liable by reason of the fact that such person is or was acting in such capacity, and (ii) payments made by such person in satisfaction of any liability, judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he or she may have become liable in any such action, suit or proceeding. To the fullest extent from time to time permitted by law, the Corporation agrees to pay the indemnitee’s expenses, including attorneys’ fees and expenses incurred in defending any such action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification; provided that, the indemnified party first provides the Corporation with (i) a written affirmation of the indemnified party’s good faith belief that such party meets the standard of conduct necessary for indemnification under the laws of the State of North Carolina and (ii) a written undertaking by or on behalf of such indemnified party to repay the amount advanced if it shall ultimately be determined by a final judicial decision from which there is no further right to appeal that the applicable standard of conduct has not been met. The foregoing rights of the indemnitee hereunder shall inure to the benefit of the indemnitee, whether or not he or she is a director at the time such liabilities are imposed or expenses are incurred.
     The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by this Article 7, including without limitation, making a determination that indemnification is permissible in the circumstances and a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount or indemnity due him. The Board of Directors may appoint a committee or special counsel to make such determination and evaluation. The Board may give notice to, and obtain approval by, the shareholders of the Corporation for any decision to indemnify, provided, that the indemnitee’s rights under this Article 7 may not be conditioned upon any such notice or approval. The right to indemnification and the payment of expenses incurred in defending any action, suit or proceeding provided by this Article 7 shall not be exclusive of any other right that any person may have or hereafter acquire under any law, provision of these Articles of Incorporation, the Bylaws, agreement, resolution adopted by the shareholders or the Board of Directors or otherwise. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the rights granted herein with respect to any matter giving rise to any such action, suit or proceeding that occurred prior to such amendment, repeal or adoption.
     8. The provision of Article 9 of the North Carolina Business Corporation Act entitled “The North Carolina Shareholder Protection Act” and of Article 9A entitled “The North Carolina Control Share Acquisition Act” shall not be applicable to the Corporation.
     9. (a) Any direct or indirect purchase or other acquisition by the Corporation of shares of Voting Stock (as hereinafter defined) from an Interested Shareholder (as hereinafter defined) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased, at a per share price in excess of the Market Price (as hereinafter defined), at the time of such purchase or any agreement in respect thereof (whichever is earlier), of the shares so purchased, shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by the Interested Shareholder, voting together as a single class.
     (b) In addition to any affirmative vote required by law or these Articles of Incorporation:
          (i) Any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder;
          (ii) Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more;
          (iii) The issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any equity securities (including any securities that are convertible into equity securities) of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities, or other property (or combination thereof);
          (iv) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or
          (v) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities (including any securities that are convertible into equity securities) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder
shall require the affirmative vote of the holders of not less than (i) 66-2/3% of the voting power of the Voting Stock not beneficially owned by any Interested Shareholder, voting together as a single class, and (ii) 80% of the voting power of all Voting Stock, voting together as a single class; provided, however, that no such vote shall be required for (A) the purchase by the Corporation of shares of Voting Stock from an Interested Shareholder in compliance with requirements of subparagraph (a) of this Article 9, or (B) any transaction approved by a majority of the Disinterested Directors (as hereinafter defined).
     (c) For the purpose of this Article 9:
          (i) A “person” shall mean any individual, firm, corporation, partnership, or other entity.
          (ii) “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.
          (iii) “Interested Shareholder” shall mean any person who or which:

     (A) is the beneficial owner, directly or indirectly, of 5% or more of the outstanding Voting Stock;
     (B) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date as of which a determination is being made was the beneficial owner, directly or indirectly, of 5% or more of the outstanding Voting Stock; or
     (C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were, at any time within the two-year period immediately prior to the date as of which a determination is being made, beneficially owned by any person described in subparagraphs (c)(iii)(A) or (B) of this Article 98 if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.
          (iv) A person shall be a “beneficial owner” of any shares of Voting Stock:
     (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly;
     (B) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding; or
     (C) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.
          (v) For the purposes of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (c)(iv) of this Article 9, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
          (vi) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on November 1, 2001.
          (vii) “Subsidiary” shall mean any corporation of which a majority of the shares thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.
          (viii) “Market Price” shall mean: the last closing sale price immediately preceding the time in question of a share of the stock in question on the Composite Tape for New York Stock Exchange — Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the last closing bid quotation with respect to a share of such stock immediately preceding the time in question on the National Association of Securities Dealers, Inc.

Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if such stock is not so quoted, the Fair Market Value at the time in question of a share of such stock as determined by the Board of Directors in good faith.
          (ix) “Fair Market Value” shall mean:
     (A) in the case of stock, the Market Price, and
          (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.
          (x) “Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or Associate of an Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is not an Affiliate or Associate of an Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.
     (d) A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article 9, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder, or a transaction or series of transactions constitutes one of the transactions described in subparagraph (b) of this Article 9.
     (e) Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation, or the Bylaws of the Corporation), the affirmative vote of not less than (i) 66-2/3% of the voting power of the Voting Stock not beneficially owned by any Interested Shareholder, voting together as a single class, and (ii) 80% of the voting power of all Voting Stock, voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with this Article 9; provided, that this subparagraph (e) shall not apply to, and such 66-2/3% and 80% vote shall not be required for, any amendment, repeal or adoption that is recommended by a majority of the Disinterested Directors then on the Board of Directors.
     10. At any time in the interval between annual meetings, special meetings of the shareholders may be called by the Chairman of the Board, President, or by the Board of Directors or the Executive Committee by vote at a meeting or in writing with or without a meeting. Special meetings of the shareholders may not be called by any other person or persons.
     11. Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation, or the Bylaws of the Corporation), the affirmative vote of not less than 80% of the voting power of all Voting Stock (as defined in Article 9), voting together as a single class, shall be required to amend, repeal, or adopt any provisions inconsistent with Articles 5(b), (c) and (d), Article 6 and Article 7 of these Articles of Incorporation.
     12. Subject to such limitations as are set forth in the North Carolina Business Corporation Act as it exists or may hereafter be amended, action required or permitted to be taken at a shareholders meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents dated and signed by all of such shareholders, describing the action taken and delivered to the Corporation for inclusion in the minutes or filing with the records of the Corporation.

ARTICLES OF AMENDMENT
OF
ENPRO INDUSTRIES, INC.
     Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Restated Articles of Incorporation to create a series of Preferred Stock designated as Series A Junior Participating Preferred Stock:
     1. The name of the corporation is EnPro Industries, Inc.
     2. The following resolution relating to the fixing of the designations, preferences, limitations and relative rights of the Series A Junior Participating Preferred Stock, $0.01 par value per share, of the corporation was duly adopted by the Board of Directors of the corporation at a meeting held on May 22, 2002, without shareholder approval, which was not required because the Restated Articles of Incorporation of the corporation provide that the Board of Directors may determine the designations, preferences, limitations and relative rights of that class:
          RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Restated Articles of Incorporation, the Board of Directors hereby creates a series of Preferred Stock designated as Series A Junior Participating Preferred Stock, $0.01 par value per share, of the Corporation and hereby states the designation and number of shares, and fixes the preferences, limitations and relative rights thereof, as follows:
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
I. Designation and Amount
     The shares of such series will be designated as Series A Junior Participating Preferred Stock (the “Series A Preferred”) and the number of shares constituting the Series A Preferred is 204,150. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease will reduce the number of shares of Series A Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred.
II. Dividends and Distributions
     Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of

Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event that the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     The Corporation will declare a dividend on the Series A Preferred as provided in the immediately preceding paragraph immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock). Each such dividend on the Series A Preferred will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.
     Dividends will accrue on outstanding shares of Series A Preferred from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.
III. Voting Rights
     The holders of shares of Series A Preferred will have the following voting rights:
     (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred will entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the number of votes per share to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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     Except as otherwise provided herein, in the Restated Articles of Incorporation, in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
     Except as set forth in the Restated Articles of Incorporation or herein, or as otherwise provided by law, holders of shares of Series A Preferred will have no voting rights.
IV. Certain Restrictions
     (b) Whenever regular dividends or other dividends or distributions payable on the Series A Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding have been paid in full, the Corporation will not:
     (i) Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred;
     (ii) Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except dividends paid ratably on the shares of Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     (iii) Redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the shares of Series A Preferred; or
     (iv) Redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the shares of Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.
     The Corporation will not permit any majority-owned subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Article IV, purchase or otherwise acquire such shares at such time and in such manner.
V. Reacquired Shares
     Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance

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set forth herein, in the Restated Articles of Incorporation of the Corporation, or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.
VI. Liquidation, Dissolution or Winding Up
     Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount to be distributed per share to holders of shares of Common Stock or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except distributions made ratably on the shares of Series A Preferred and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred would otherwise be entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
VII. Consolidation, Merger, Etc.
     In the event that the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares, or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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VIII. Redemption
     The shares of Series A Preferred are not redeemable.
IX. Rank
     The Series A Preferred rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation’s Preferred Stock, unless the terms of any such series shall provide otherwise.
X. Amendment
     Notwithstanding anything contained in the Restated Articles of Incorporation of the Corporation to the contrary and in addition to any other vote required by applicable law, the Restated Articles of Incorporation of the Corporation may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred, voting together as a single series.
The articles of Amendment shall be effective May 31, 2002.
          This 31st day of May, 2002.

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
Richard L. Magee
Secretary

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ARTICLES OF AMENDMENT
OF
ENPRO INDUSTRIES, INC.
     The undersigned corporation, organized under Chapter 55 of the North Carolina General Statutes, hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:
     1. The name of the corporation is EnPro Industries, Inc.
     2. The following amendments to the Articles of Incorporation of the corporation were adopted by its shareholders on the 9th day of June, 2008.
     (A) Articles 5(a) and (b) of the Articles of Incorporation are amended to read as follows:
     (a) The number of the directors of the Corporation shall be not less than five (5) nor more than eleven (11). The number of directors of the Corporation may be increased or decreased, from time to time, within the range above specified, by the Board of Directors and by the shareholders by a majority of the votes then entitled to be cast for the election of directors; provided, however, that the tenure of office of a director shall not be affected by any decrease in the number of directors so made by the Board of Directors or the shareholders.
(b) (i) Those persons who receive the highest number of votes at a shareholders meeting at which a quorum is present shall be deemed to have been elected.
     (ii) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     (iii) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred shares issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article 2(b) of these Articles of Incorporation applicable thereto.

     (B) Article 9(a) of the Articles of Incorporation is amended to read as follows:
     (a) Any direct or indirect purchase or other acquisition by the Corporation of shares of Voting Stock (as hereinafter defined) from an Interested Shareholder (as hereinafter defined) who has beneficially owned such securities for less than two years prior to the date of such purchase or any agreement in respect thereof, other than pursuant to an offer to the holders of all of the outstanding shares of the same class as those so purchased or an unsolicited transaction effected through the facilities of a national securities exchange or automated quotation system, at a per share price in excess of the Market Price (as hereinafter defined), at the time of such purchase or any agreement in respect thereof (whichever is earlier), of the shares so purchased, shall require the affirmative vote of the holders of a majority of the voting power of the Voting Stock not beneficially owned by the Interested Shareholder, voting together as a single class. An unsolicited transaction is any transaction in which the Corporation does not solicit or arrange for the solicitation of orders from an Interested Shareholder to sell Voting Stock in anticipation of or in connection with such transaction, and a transaction shall not be deemed to be solicited by virtue of any public announcement by the Corporation of its intention to acquire shares of Voting Stock or any public announcement by the Corporation of its acquisition of shares of Voting Stock.
     3. Shareholder approval of each of the foregoing amendments was obtained as required by Chapter 55 of the North Carolina General Statutes.
     4. These Articles of Amendment will become effective upon filing with the North Carolina Secretary of State.
     This the 9th day of June, 2008.

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
Richard L. Magee, Secretary

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